Filed Pursuant to Rule 433

Registration No. 333-228364-04

**PRICING DETAILS** $1.206bln+ DRIVE 2019-3 (Subprime Auto)

Joint Leads: J.P. Morgan (struc), Deutsche Bank, MUFG

Co-Managers: Barclays, RBC, SIS

CL	$AMT(MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
=====================================================================================================================================
A-1	150.00	0.14	P-1/A-1+	09/19	06/20	IntL+7	2.49270	2.49270	100.00000
A-2-A	206.00	0.70	Aaa/AAA	10/20	09/22	EDSF+38	2.651	2.63	99.99556
A-2-B	206.00	0.70	Aaa/AAA	10/20	09/22	1mL +38			100.00000
A-3	157.30	1.57	Aaa/AAA	04/21	06/23	EDSF+47	2.509	2.49	99.99083
B	148.83	2.11	Aa1/AA	11/21	02/24	IntS+70	2.668	2.65	99.99327
C	201.54	2.83	A2/A	10/22	08/25	IntS+100	2.921	2.90	99.99087
D	137.20	3.61	Baa3/BBB	03/23	10/26	IntS+130	3.205	3.18	99.98708
=====================================================================================================================================

Expected Settle:	06/19/19	Registration:	SEC Registered
First Pay Date:	07/15/19	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P	Min Denoms:	$1k x $1k
Ticker:	DRIVE 2019-3	Pxing Speed:	1.75% ABS to 10% Call
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan

CUSIPs A-1 : 26209WAA1

A-2-A : 26209WAB9

A-2-B : 26209WAC7

A-3 : 26209WAD5

B : 26209WAE3

C : 26209WAF0

D : 26209WAG8

Available Information:

* Preliminary Prospectus (attached)

* Ratings FWP (attached)

* DealRoadshow.com: DRIVE20193

* IntexNet/CDI (via separate message)

===================================================================================================================================

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.